Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Net Element, Inc.

Miami, Florida

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-186621, No. 333-204840 and No. 333-199432) and Form S-8 (No. 333-195476 and No. 333-208364) of Net Element, Inc. of our report dated March 30, 2016 (except for Notes 2 and 4 to which the date is May 25, 2016), relating to the consolidated financial statements, at and for the years ended December 31, 2015 and 2014, which appear in this Form 10-K/A. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ DASZKAL BOLTON LLP

Fort Lauderdale, Florida

June 24, 2016